As filed with the Securities and Exchange Commission on April 15, 2024

Registration No. 333-233534

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 7 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOLARGO, INC.

(Exact name of registrant as specified in its charter)

Delaware	2800	65-0159115
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

BioLargo, Inc.
14921 Chestnut St. Westminster, CA 92683

(888) 400-2863
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:
Gilbert Bradshaw, Esq.
Corporate Securities Legal LLP
18818 Teller Avenue, Suite 115
Irvine, CA 92612
Tel: (949) 752-1100/Fax: (949) 752-1144 gbradshaw@securitieslegal.com

Agents and Corporations, Inc.

1201 Orange Street, Suite 600

Wilmington, DE 19801

(302) 575-0877

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Smaller reporting company: ☒
Accelerated filer: ☐	Emerging growth company ☐
Non-accelerated filer: ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

BioLargo, Inc. is filing this Post-Effective Amendment No. 7 to its Registration Statement on Form S-1 (File No. 333-233534) as an exhibits-only filing. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16(a) of Part II of the Registration Statement, the exhibits index to the Registration Statement showing the filed exhibit, the signature page to the Registration Statement and the filed exhibit. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits.

Incorporated by Reference Herein
Exhibit Number	Exhibit Description	Form	File Date
5.1	Opinion of counsel		filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Westminster, State of California, on April 15, 2024.

BioLargo, Inc.

By: /s/ Dennis P. Calvert
Dennis P. Calvert
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

The undersigned officers and directors of the Company hereby constitute and appoint Dennis P. Calvert and Charles K. Dargan II, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis P. Calvert	Chief Executive Officer, President, Chairman, Director	April 15, 2024
Dennis P. Calvert

/s/ Charles K. Dargan II	Chief Financial Officer (principal financial officer and principal accounting officer)	April 15, 2024
Charles K. Dargan II
/s/ Kenneth R. Code*	Chief Science Officer, Director	April 15, 2024
Kenneth R. Code

/s/ Joseph L. Provenzano*	Executive Vice President, Corporate Secretary, Director	April 15, 2024
Joseph L. Provenzano

/s/ Jack B. Strommen*	Director	April 15, 2024
Jack B. Strommen

/s/ Dennis E. Marshall*	Director	April 15, 2024
Dennis E. Marshall

/s/ Linda Park*	Director	April 15, 2024
Linda Park

/s/ Christina Bray*	Director	April 15, 2024
Christina Bray

* By Dennis P. Calvert, Attorney-in-fact